EXHIBIT 2.3

SECOND AMENDMENT TO THE AGREEMENT AND

PLAN OF REORGANIZATION

This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION (the “Second Amendment”), dated as of February 5, 2002, is entered into by and among GenStar Therapeutics Corporation, a Delaware corporation (“Parent”), Genesis Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Vascular Genetics Inc., a Delaware corporation (the “Company”).

BACKGROUND

A.    Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Reorganization, dated as of September 12, 2002 (the “Merger Agreement”), as amended by that Amendment to the Agreement and Plan of Reorganization, dated as of November 26, 2002 (the “First Amendment”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

B.    Parent, Merger Sub and the Company wish to make certain additional amendments to the Merger Agreement.

C.    Section 8.3 of the Merger Agreement permits the Merger Agreement to be amended by a writing executed by Parent, Merger Sub and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendment to Section 7.3(a). Section 7.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a)    Parent Indemnification Fund. At the Effective Time and until the Expiration Date (as defined in Section 7.1), Parent shall reserve for issuance to stockholders of Company a number of shares of Parent Common Stock equal to the Parent Indemnification Amount (as defined in Section 1.6) (the “Parent Indemnification Fund”). The Parent Indemnification Fund shall be used to indemnify and hold each stockholder of the Company (collectively, the “Company Stockholder Indemnified Persons”) harmless, on a pro rata basis, from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses (including reasonable attorneys’ fees and expenses, and expenses of investigation and defense) (hereinafter individually a “Company Loss” and collectively “Company Losses”) incurred by Parent or the Company Stockholder Indemnified Persons, directly or indirectly, as a result of (i) any inaccuracy or breach of a representation or warranty made by Parent herein, (ii) any failure by Parent to perform or comply with any of its covenants contained herein, binding on Parent and not excused hereunder, (iii) any action, suit, proceeding, claim, arbitration or investigation initiated by or against Parent or any of its respective subsidiaries, directors and officers (in their capacity as such) relating to any matter whatsoever that is alleged to have occurred (irrespective of when asserted) on or prior to the Effective Time, provided, however, that Company Losses relating to any action, suit, proceeding or claim initiated by a Company Stockholder listed on Schedule 7.2(a) against Parent or the Company, or any of their respective subsidiaries, directors or officers (in their capacity as such) relating to any Transaction Proceeding (as defined in subsection 7.2(a)) shall not be subject to indemnification from the Parent Indemnification Fund by reason of this subsection (iii), or (iv) the assertions and claims made in the letter from Robert Scott Dreher, Dreher Law Firm, to Mr. Paul Quadros and Mr. Dennis Doucette, dated January 16, 2003, regarding Dr. William Raschke (notwithstanding the Company’s prior consent to the termination of Dr. Raschke and the terms of his proposed Separation Agreement); (v) any litigation, claim or investigation against Parent or any of its officers, directors or employees relating to any alleged violation of the Securities Act or Exchange Act or state or common law securities fraud, which violation is alleged to have occurred, irrespective of when asserted, on or prior to the Effective Time. Parent and the Company each acknowledge that such Company Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to an increase in the Merger Consideration (as defined in Section 1.6(j)) in an amount equal to the entire Company Losses. Notwithstanding anything to the contrary contained herein, Parent shall not have any liability or obligation under this Section 7.3 to indemnify the Company Stockholder Indemnified Persons for any Company Losses unless and until such Company Losses exceed the Threshold Amount (as defined in Section 7.2 above); in such case, Company Stockholder Indemnified Persons may recover from the Parent Indemnification Fund the total of their Company Losses, on a pro rata basis, excluding the Deductible (as defined in paragraph 7.2 above), except for Company Losses directly relating to breaches of representations and warranties contained in Section 3.2 (Parent Capital Structure), Section 3.8 (Tax and Other Returns and Reports) or any litigation, claim or investigation against Parent or any of its officers, directors or employees related to the letter from the United States Securities and Exchange Commission, Southeast Regional Office, to William Garza, Account Administrator, U.S. Stock Transfer Corp., dated January 17, 2003, which shall not be subject to the Deductible or the Threshold Amount. Except for liability of Parent for fraud or willful breach of a covenant, this Section 7.3 and of the rights and restrictions set forth herein shall be the exclusive and sole remedy of the Company Stockholder Indemnified Persons in connection with this Agreement, the Merger and the transactions contemplated herein. However, nothing herein shall limit the liability of Parent for any breach of any representation, warranty or covenant if the Merger does not close.”

2.    No Other Amendments. Except as it has been specifically amended pursuant to the First Amendement and this Second Amendment, the Merger Agreement shall from and after the date hereof continue in full force and effect.

3.    General Provisions

(a)    Interpretation.   The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Second Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amendment.

(b)    Counterparts.  This Second Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(c)    Entire Agreement; Assignment.   This Second Amendment, the First Amendment, the exhibits attached to the First Amendment, the Merger Agreement, the Schedules and Exhibits attached to the Merger Agreement and the documents, instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Mutual Non-Disclosure Agreement between Parent and the Company dated April 25, 2002, which shall survive; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

(d)    Severability.  In the event that any provision of this Second Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Second Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Second Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(e)    Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(f)    Governing Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(g)    Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Second Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h)    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Second Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Second Amendment and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Second Amendment to be signed by their duly authorized respective officers, all as of the date first written above.

VASCULAR GENETICS INC.		GENSTAR THERAPEUTICS CORPORATION

By: /s/ Richard E. Otto		By: /s/ Robert E. Sobol M.D.
Name: Title:	Richard E. Otto President and Chief Executive Officer	Name: Title:	Robert E. Sobol M.D. Chief Executive Officer

GENESIS ACQUISITION CORPORATION

By: /s/ Robert E. Sobol M.D.
Name: Title:	Robert E. Sobol M.D. Chief Executive Officer

[SIGNATURE PAGE TO THE SCND AMENDMENT TO THE

AGREEMENT AND PLAN OF REORGANIZATION]